PROXY VOTE ON MANAGEMENT FEE INCREASES
Q & A



On March 1, a proxy statement was sent to shareholders in the Putnam Convertible Income-Growth Trust, Putnam Tax-Free High
Yield Fund, and Putnam High Yield Advantage Fund.   Among other
issues, the proxies propose increased management fees. Listed below are common questions and concerns of shareholders, followed by answers and information regarding each issue.



What are the main issues to be voted on by the shareholders?



There are three main issues in the proxy you recently received:

  1. Election of Trustees

  2. Ratifying the Trustees' selection of independent auditors of the Fund for its current fiscal year.

  3. Consideration of a new management contract that would increase the management fee payable by the Fund to Putnam
Investment Management, Inc.

Note: The proxy statement for Putnam High Yield Advantage Fund included three additional proposals; these are listed as follows: a proposal to eliminate the Fund's fundamental investment restriction with respect to investments in investment companies, a proposal to amend the Fund's fundamental investment restriction with respect to investments in restricted securities; and a proposal to amend the Fund's charter to permit the issuance of additional classes of shares.



What is the proposed annual increase of management fees?



  For Putnam Convertible Income-Growth Trust:

  Based upon net assets of the Fund as of January 14, 1994 of $723,370,814, the effective annual management fee rate under the proposed fee schedule would be

  0.62% as compared to 0.53% under the existing schedule.



  For Putnam High Yield Advantage Fund:

  Based upon net assets of the Fund as of January 14, 1994 of $777,018,178, the effective annual management fee rate under the proposed schedule would be .66% as compared to .52% under the existing schedule.



  For Putnam Tax-Free High Yield:

  Based upon net assets of Putnam Tax-Free High Yield Fund as of January 14, 1994 of $1,839,524,282, the effective annual management fee under the proposed fee schedule would be $.545 as compared to .468% under the existing schedule.





Is this an isolated fee increase or is Putnam raising fees on all or many of their funds?



The proposed higher fees for your Fund are the result of a comprehensive review by the Trustees of the management fees for all Putnam funds. Based upon this review, over the past several years, new Management contracts have been implemented for most Putnam Funds. These new contracts provided for fee increases for some funds and for decreases for others. Overall, the fee changes have resulted in a net increase in the total management fees paid to Putnam Management by the Putnam funds. Consistent with these fee changes for other Putnam funds, the Trustees have recommended a fee increase for your Fund.



Are Putnam's fees higher  than other fund groups?



The Trustees considered, among other factors, the nature and quality of the services being provided to each fund and the relative complexity of managing each fund. In addition, the Trustees compared investment performance, management fees, and other expenses with those of comparable funds managed by other mutual fund companies. The Trustees believe that the proposed increased fees are generally competitive with those of similar funds in other fund groups.



How does Putnam decide whether to raise fees on funds?



Fee increases are not undertaken lightly. Before a fund's management fee can be raised, Putnam's Trustees, including the Trustees who are not affiliated with Putnam Management, voting separately, must agree to the increase. Then the proposed increase is put to a shareholder vote. In this particular instance, after considering a wide range of information relating to the fund, including comparative expense and performance information, the Trustees determined that the proposed new Management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the Fund has received in the past. As a result, the Trustees concluded that the Contract is in the best interests of shareholders and recommended that you vote for its approval.



What does a management fee pay for?



Mutual fund investors do face expenses beyond the purchase price of their shares. Included in these fees are the management fees
which are paid to the fund's investment manager.   In the case of
all Putnam funds, fees are paid to Putnam Management as compensation and reimbursement for its services in managing the Funds' portfolios and performing various administrative functions. The specific items which management fees pay for include the following:

  1. Compensation of Putnam's highly talented investment advisory staff, including portfolio managers, analysts, and supporting personnel.

  2. Maintaining and obtaining critical investment-related technology, most notably the sophisticated computer system employed by Putnam Management's portfolio managers and analysts.

  3. Obtaining other important investment-related information including economic and market overviews, industry and company reviews, evaluations of investments, recommendations on specific investments, specialized publications, and pricing and quotation services.



How can it be in my best interest for the fund's management expenses to go up?



After considering a wide range of information relating to the Fund, including comparative expense and performance information, the Trustees determined that the proposed new Management Contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the Fund has received in the past. As a result, the Trustees concluded that the Contract is in the best interests of shareholders and recommended that you vote for its approval.



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